EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” and to the use of our report dated September 20, 2012 included in the Registration Statement on Form S-4 and related proxy statement/prospectus of Canyon Copper Corp. for the change in corporate jurisdiction.

/s/ SATURNA GROUP CHARTERED ACCOUNTANTS LLP

SATURNA GROUP CHARTERED ACCOUNTANTS LLP

Vancouver, Canada

March 8, 2013